Exhibit 4.1

EXECUTION COPY

U.S. $1,100,000,000

CREDIT AGREEMENT

Dated as of April 20, 2004

Among

PHELPS DODGE CORPORATION

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIGROUP GLOBAL MARKETS INC.

as Sole Arranger and Book Manager

and

JPMORGAN CHASE BANK
THE BANK OF NOVA SCOTIA
THE BANK OF TOKYO-MITSUBISHI, LTD.
WACHOVIA BANK, NATIONAL ASSOCIATION
THE ROYAL BANK OF SCOTLAND PLC
ABN AMRO BANK, N.V.
and
MORGAN STANLEY BANK

as Co-Syndication Agents

and

CITIBANK, N.A.

as Administrative Agent

ii

Schedules

Schedule 2.01(b)	-	Existing Letters of Credit

Schedule I	-	List of Applicable Lending Offices

Schedule II	-	Principal Domestic Subsidiaries and other Subsidiaries

Schedule III	-	Environmental Representation

Schedule IV	-	Disclosed Litigation

iii

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Competitive Bid Note

Exhibit B-1	-	Form of Notice of Revolving Credit Borrowing

Exhibit B-2	-	Form of Notice of Competitive Bid Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Opinion of Counsel for the Borrower

CREDIT AGREEMENT

Dated as of April 20, 2004

               PHELPS DODGE CORPORATION, a New York corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, CITIGROUP GLOBAL MARKETS INC., as sole arranger and book manager, JPMORGAN CHASE BANK, THE BANK OF NOVA SCOTIA, THE BANK OF TOKYO-MITSUBISHI, LTD., WACHOVIA BANK, NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC, ABN AMRO BANK, N.V. and MORGAN STANLEY BANK, as co-syndication agents, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

               SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          “Advance” means a Revolving Credit Advance or a Competitive Bid Advance.

          “Affiliate” means, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          “Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: Bank Loan Syndications.

          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

          “Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable Margin for	Applicable Margin for
S&P/Moody’s	Base Rate Advances	Eurodollar Rate Advances
Level 1 BBB+ or Baa1 or above	0.000%	0.475%
Level 2 BBB or Baa2	0.000%	0.675%
Level 3 BBB- or Baa3	0.000%	0.875%
Level 4 BB+ or Ba1	0.000%	1.025%
Level 5 Lower than Level 4	0.000%	1.000%

          “Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s	Percentage
Level 1 BBB+ or Baa1 or above	0.125%
Level 2 BBB or Baa2	0.200%
Level 3 BBB- or Baa3	0.250%
Level 4 BB+ or Ba1	0.350%
Level 5 Lower than Level 4	0.500%

          “Applicable Utilization Fee” means, as of any date that the sum of the aggregate principal amount of the Advances plus the Available Amount of all Letters of Credit exceeds 33% of the aggregate Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s	Utilization Fee
Level 1 BBB+ or Baa1 or above	0.125%
Level 2 BBB or Baa2	0.125%
Level 3 BBB- or Baa3	0.125%
Level 4 BB+ or Ba1	0.125%
Level 5 Lower than Level 4	0.250%

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

          “Attributable Debt” means, at any time, the present value, discounted at a rate per annum equal to the weighted average of the interest rates for any Advances outstanding under this Agreement, and if no Advances are outstanding under this Agreement, the Base Rate at such time, compounded quarterly, of the obligation of the lessee for rental payments (not including amounts payable by the lessee for maintenance, property taxes and insurance) during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

          “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

          (b) the sum (adjusted to the nearest 1/32 of 1% or, if there is no nearest 1/32 of 1%, to the next higher 1/32 of 1%) of (i) of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

          (c) 1/2 of one percent per annum above the Federal Funds Rate.

          “Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.08(a)(i).

          “Board of Directors” means the Board of Directors of the Borrower, or the Executive Committee of the Board of Directors of the Borrower.

          “Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.

          “Capital Stock” means any and all shares, interests, participants or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          “Capitalized Lease” means any Lease of property, real, personal or mixed, in respect of which the present value (or some other computation) of the minimum rental commitment thereunder would, in accordance with GAAP in effect on the date such Lease is executed, be capitalized on a balance sheet of the lessee.

          “Capitalized Lease Obligation” means at any time, the aggregate amounts which, in accordance with GAAP, are shown as liabilities on the balance sheet of the lessee with respect to the minimum rental commitment under a Capitalized Lease of the lessee.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

          “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          “Competitive Bid Advance” means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

          “Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

          “Competitive Bid Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

          “Confidential Information” means information that the Borrower furnishes to the Agent or any Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

          “Consolidated Tangible Net Worth” means at any date, the excess at such date of total assets over total liabilities of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP, on a Consolidated basis, excluding, however, from the determination of total assets (i) all goodwill, trade names, trademarks, patents, organization expenses, unamortized debt discount and expense and other like intangibles, (ii) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with GAAP, should be established in connection with the business conducted by the relevant corporation, and (iii) any revaluation or other write-up in book value of assets subsequent to December 31, 2003 except in accordance with GAAP.

          “Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.

          “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          “EBITDA” means, for any period, operating income or loss of the Borrower and its Consolidated Subsidiaries adjusted to (i) exclude depreciation, depletion and amortization expenses, (ii) exclude non-cash expenses resulting from the grant of stock options and restricted stock to management and employees of the Borrower and its Consolidated Subsidiaries for such period, (iii) exclude non-cash Special Items and Provisions (e.g., asset impairments and write-downs), in each case determined in accordance with GAAP for such period, (iv) exclude gains or losses from the sale of assets designated as Special Items and Provisions for such period, (v) exclude provisions for environmental obligations designated as Special Items and Provisions for such period and (vi) include the effect of cash received or paid during such period for environmental obligations designated as Special Items and Provisions for such period.

          “Effective Date” has the meaning specified in Section 3.01.

          “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other bank or financial institution other than an Affiliate of the Borrower.

          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          “Environmental Laws” means any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.

          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/32 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/32 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

          “Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.08(a)(ii).

          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

          “Events of Default” has the meaning specified in Section 6.01.

          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          “Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i).

          “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Guarantee” of a Person, at a particular date, means (without duplication) the following: (a) guarantees or endorsements (other than for purposes of collection in the ordinary course of business) of, or obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of, indebtedness, liabilities or obligations of others, and other contingent liabilities in respect of, or to purchase or otherwise acquire or service, indebtedness, liabilities or obligations of others, provided that any such obligation to purchase goods or services shall be treated as Indebtedness only to the extent that payment thereunder will be required (after giving effect to any provision limiting such payments) if such property or services are not delivered to such Person, and (b) all indebtedness in effect guaranteed by an agreement, contingent or otherwise, to make any loan, advance, capital contribution or other investment in the debtor for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the debtor, but only to the extent of the liability of such Person thereunder.

          “Hazardous Materials” means (a) petroleum and petroleum products, by products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, ureaformaldehyde and radon gas and (b) any other chemicals, materials, substances or wastes designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          “Indebtedness” of a Person, at a particular date, means (without duplication) the following: (a) all items of indebtedness which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at such date, (b) indebtedness for the repayment of borrowed money secured by any Mortgage existing on a Principal Property owned subject to such Mortgage, whether or not the indebtedness secured thereby shall have been assumed, (c) Guarantees, (d) Capitalized Lease Obligations and (e) Production Payments, provided, however, that the term “Indebtedness” shall not include liabilities in respect of advance payments made under contracts for the sale of goods and/or services, or lease obligations other than Capitalized Lease Obligations, or guarantees of any such liabilities or lease obligations.

          “Indebtedness for Money Borrowed” of a Person, at a particular date, means the sum (without duplication) of the following (a) all Indebtedness, whether or not represented by bonds, debentures, notes, commercial paper or other securities, for the repayment of borrowed money, (b) all deferred obligations for the payment of the purchase price of property or assets purchased and secured by a purchase money mortgage, conditional sale agreement, security agreement or any title retention agreement, (c) Indebtedness of the character described in clauses (b) and (c) of the definition of “Indebtedness” if such Indebtedness relates to Indebtedness for Money Borrowed of others, (d) Capitalized Lease Obligations and (e) Production Payments.

          “Information Memorandum” means the information memorandum dated March 16, 2004 used by the Agent in connection with the syndication of the Commitments.

          “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          “Insolvent” means pertaining to a condition of Insolvency.

          “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or if available by all Lenders, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that

          (i) the Borrower may not select any Interest Period that ends after the Termination Date;

          (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

          (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

          (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          “Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

          “L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

          “L/C Related Documents” has the meaning specified in Section 2.07(b)(i).

          “Lease” or “lease” means any lease or other similar arrangement for the use of property and “lessee” thereunder shall include any lessee or user thereunder.

          “Lenders” means the Initial Lenders, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 8.07.

          “Letter of Credit” has the meaning specified in Section 2.01(b).

          “Letter of Credit Agreement” has the meaning specified in Section 2.04(a).

          “Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its specified Subsidiaries in (a) the maximum aggregate amount set forth opposite the Issuing Bank’s name on the signature pages hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.

          “Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $300,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

          “LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/32 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/32 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

          “LIBO Rate Advances” means a Competitive Bid Advance bearing interest based on the LIBO Rate.

          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          “Loan Documents” means this Agreement and the Notes.

          “Material Adverse Change” means a material adverse change in the financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole from that reflected in the Borrower’s Consolidated balance sheet as at December 31, 2003 referred to in Section 4.01(a).

          “Mortgage” means any mortgage, pledge, lien or other security interest.

          “Moody’s” means Moody’s Investors Service, Inc.

          “Multiemployer Plan” a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Note” means a Revolving Credit Note or a Competitive Bid Note.

          “Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).

          “Notice of Issuance” has the meaning specified in Section 2.04(a).

          “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

          “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

          “Plan” means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Principal Domestic Subsidiary” means each of the Subsidiaries designated as a “Principal Domestic Subsidiary” on Schedule II attached hereto.

          “Principal Property” means (a) any mineral property, located within the United States of America or its territories or possessions, of the Borrower or any Principal Domestic Subsidiary which is in production, under development or included in estimates of reserves published by the Borrower, (b) any concentrator, smelter, refinery, rod mill, metal fabricating plant or similar processing or manufacturing facility, located within the United States of America or its territories or possessions, of the Borrower or any Principal Domestic Subsidiary, or (c) any Capital Stock of, or any Indebtedness for Money Borrowed owing to the Borrower or any other Principal Domestic Subsidiary of, any Principal Domestic Subsidiary which owns any Principal Property; provided, that Principal Property shall in any event not include any property, facility or Principal Domestic Subsidiary determined by the Board of Directors not to be of material importance to the operations of the Borrower and the Principal Domestic Subsidiaries taken as a whole.

          “Production Payment” means any arrangement providing for the sale, transfer or other disposition of (a) minerals (including coal and hydrocarbons) until the transferee thereof shall realize therefrom a specified amount of money (however determined) or a specified amount of such minerals (however determined) or (b) any interest in minerals (including coal and hydrocarbons) of the character commonly referred to as a “production payment.”

          “Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin”, “Applicable Percentage” or “Applicable Utilization Fee”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating except if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be set at the level that is one level above the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

          “Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

          “Reference Banks” means Citibank, Wachovia Bank, National Association and JPMorgan Chase Bank.

          “Register” has the meaning specified in Section 8.07(d).

          “Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .12, .13, .14, .16, .18, .19 or ..20 of PBGC Reg. SS2615.

          “Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments or, if no Revolving Credit Advances are outstanding and the Revolving Credit Commitments have been terminated, Lenders having at least a majority in interest of the Competitive Bid Advances, if any, then outstanding.

          “Requirement of Law” as to any Person, means any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Responsible Officer” means the chief executive officer, the president or any vice-president of the Borrower or, with respect to financial matters, the chief financial officer, any vice-president with responsibility primarily for accounting or financial matters, the treasurer or the controller of the Borrower.

          “Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

          “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

          “Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on the signature pages hereof as such Lender’s “Revolving Credit Commitment” or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.06.

          “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

          “Sale and Lease-Back Transactions” means any arrangement with any Person providing for the leasing by the Borrower or a Principal Domestic Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years), title to which property has been or is to be sold or transferred by the Borrower or such Principal Domestic Subsidiary to such Person, except for arrangements with any Governmental Authority of the United States of America or any of its territories or possessions entered into for the purpose of financing all or any part of the purchase price or the cost or obligations involving constructing or improving the property subject to such arrangement.

          “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          “Special Items and Provisions” means charges or credits to income that are unpredictable and atypical of the Borrower’s operations in a given period.

          “Subsidiary” of any Person means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          “Termination Date” means the earlier of (a) April 20, 2009 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

          “Total Capitalization” means, at any date, the sum of Consolidated Tangible Net Worth at such date and Indebtedness for Money Borrowed of the Borrower and its Consolidated Subsidiaries determined on a Consolidated basis in accordance with GAAP at such date.

          “Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

          “Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Lender and outstanding at such time and (C) the aggregate principal amount of Competitive Bid Advances then outstanding.

          “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

               SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

               SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(a).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

               SECTION 2.01 The Revolving Credit Advances and Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).

               (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.04, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.

               SECTION 2.02 Making the Revolving Credit Advances. (a) Except as otherwise provided in Section 2.04(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 2:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

               (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Revolving Credit Borrowings.

               (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

               (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

               (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

               SECTION 2.03 The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances plus the Available Amount of Letters of Credit then outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of the Lenders.

          (i) The Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 2:00 P.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

          (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time), and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall be deemed a refusal by such Lender to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

          (iii) The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 2:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

          (A) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

          (B) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the largest amount that each such Lender offered at such interest rate.

          (iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

          (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the location specified by the Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount and tenor of the Competitive Bid Borrowing.

          (vi) If the Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

               (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

               (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

               (d) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of

Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

               (e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender that is not paid when due, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

               (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

               SECTION 2.04 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

               (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

               (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such a Revolving Credit Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Revolving Credit Advance pursuant to Section 2.04(b). Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

               (d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

               (e) Failure to Make Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on such date.

               SECTION 2.05 Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2004, and on the Termination Date.

               (b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time plus the Applicable Utilization Fee, if any, during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended June 30, 2004, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.08(b).

          (ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee of 0.125% of the Available Amount of each Letter of Credit issued by such Issuing Bank, on the date of such issuance, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

               (c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

               SECTION 2.06 Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least one Business Day’s notice to the Agent, to permanently terminate in whole or reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

               SECTION 2.07 Repayment of Revolving Credit Advances and Letter of Credit Drawings. (a) The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

               (b) The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

          (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

Notwithstanding the foregoing, any Issuing Bank paying any draft under a Letter of Credit shall remain responsible to the Borrower for its own gross negligence or willful misconduct.

               SECTION 2.08 Interest on Revolving Credit Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

               (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender that is not paid when due, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

               SECTION 2.09 Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.08(a)(ii).

               (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

               (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.

               (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

               (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

               (f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

          (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

          (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

          (iii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

               SECTION 2.10 Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 2:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

     SECTION 2.11 Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 2:00 P.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

     SECTION 2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject any Lender to any tax of any kind whatsoever with respect to any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender of principal, interest, fees or any other amount payable in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in taxes imposed on or measured by the overall net income of such Lender or its lending office for such Advance);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii) shall impose on such Lender any other condition (except for any condition covered by clauses (i) or (ii) above and not specifically excluded from the coverage of such clauses by the terms thereof);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower in writing, through the Agent, of the event by reason of which it has become so entitled; provided, that the Borrower shall not be required to compensate a Lender for costs in respect of any period beginning before the date which is 120 days prior to the date on which the Borrower receives notice that such costs have been imposed, or if such costs have been imposed retroactively, the period beginning on such earlier date on which such costs shall have become effective (excluding, however, any portion of such period which is after the date of adoption of or change in the relevant Requirement of Law and more than 120 days prior to the date on which the Borrower had received notice that such costs had been imposed). A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Agent, to the Borrower shall be conclusive in the absence of manifest error.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

               SECTION 2.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Advances as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Rate Advances, continue Eurodollar Rate Advances as such and convert Base Rate Advances to Eurodollar Rate Advances shall forthwith be canceled and (b) such Lender’s Revolving Credit Advances then outstanding as Eurodollar Rate Advances, if any, shall be converted automatically to Base Rate Advances on the respective last days of the then current Interest Periods with respect to such Revolving Credit Advances or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Advance occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 8.04(c).

               SECTION 2.14 Payments and Computations. (a) The Borrower shall make each payment hereunder, without counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.05(b)(ii), 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

               (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

               (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate or in respect of Fixed Rate Advances and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

               (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

               (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

               SECTION 2.15 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding (i) Taxes imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) and (ii) Taxes imposed by the United States (or any state or local or political subdivision or taxing authority thereof or therein) on any Lender other than as a result of a Change in Law relating to such Lender (any such non-excluded Taxes, “Non-Excluded Taxes”). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, (A) the Borrower or the Agent shall withhold and deduct any such Taxes from such amounts, (B) the Borrower or the Agent shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of Taxes so withheld or deducted, (C) the Borrower or the Agent shall reasonably promptly send to the Agent or such Lender a certified copy of an original official receipt received by the Borrower (or other documentation reasonably acceptable to the Agent or such Lender) showing payment thereof, and (D) if such Taxes are Non-Excluded Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required documentary evidence set forth in clause (C) above, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

               (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

          (i) on or prior to the date such Lender becomes a Lender hereunder deliver to the Borrower and the Agent two duly completed and accurate copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be;

          (ii) deliver to the Borrower and the Agent two further duly completed and accurate copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

          (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall make the certifications set forth in Form W-8BEN or W-8ECI, as the case may be, in order to establish that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and that it is entitled to an exemption from United States backup withholding tax. As provided in subsection 8.07, each Person that shall become a Lender pursuant to Section 8.07 and that is not incorporated under the laws of the United States of America or any state thereof shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection. In addition, each Lender shall, upon the written request of the Borrower, provide the Borrower with such other forms, certificates or documentation as may be reasonably necessary to claim any exemption from, or reduced rate of, Taxes for which the Borrower is liable under this Section 2.15; provided that such action shall not cause the imposition on such Lender of any material additional costs or legal, regulatory or administrative burdens. If an event occurs after the date on which any form, certificate or documentation is submitted by a Lender that renders such item or the information set forth therein incorrect, such Lender shall promptly notify the Borrower and the Agent in writing of such incorrectness.

               (c) For purposes of this Section 2.15, “Change in Law” shall mean, with respect to any Lender, a change in the Code, the Treasury Regulations thereunder or any official interpretation thereof (or any officially proposed changes in the interpretation thereof) or an amendment or revocation of an applicable United States income tax treaty after (i) the date hereof, in the case of each initial Lender or (ii) after the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender.

               SECTION 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than as payment of a Revolving Credit Advance made by an Issuing Bank pursuant to the first sentence of Section 2.04(c) or pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

               SECTION 2.17 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

               (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

               (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

               SECTION 3.01 Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

          (a) There shall have occurred no Material Adverse Change since December 31, 2003.

          (b) Except as set forth on Schedule IV, there shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could reasonably be expected to result in a Material Adverse Change.

          (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have reasonably requested.

          (d) All governmental and material third-party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

          (e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

          (f) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the reasonable fees and expenses of a single firm of counsel to the Agent) to the extent invoiced to the Borrower at least one Business Day prior to the Effective Date.

          (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

          (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

          (ii) No event has occurred and is continuing that constitutes a Default.

          (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

          (i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.

          (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

          (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

          (iv) Favorable opinions of (A) Assistant General Counsel and Assistant Secretary to the Borrower substantially in the form of Exhibit D-1 hereto and (B) Debevoise and Plimpton LLP, counsel to the Borrower, substantially in the form of Exhibit D-2 hereto, and as to such other matters as any Lender through the Agent may reasonably request.

          (v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

          (i) The Borrower shall have terminated the commitments of the lenders and repaid or prepaid all of the Indebtedness under, the Credit Agreement dated as of May 10, 2000 among the Borrower, the lenders parties thereto and Citibank, as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, any notice required by said Credit Agreement relating to the termination of commitments thereunder.

               SECTION 3.02 Conditions Precedent to Each Revolving Credit Borrowing and Issuance. The obligation of each Lender to make a Revolving Credit Advance (other than a Revolving Credit Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(c)) on the occasion of each Revolving Credit Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing or such issuance (as the case may be) (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Issuance, and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or date of such issuance such statements are true):

          (i) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (b) or (f)(ii) thereof) are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing or such issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or such issuance (as the case may be) or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

               SECTION 3.03 Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

          (a) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (b) or (f)(ii) thereof) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date and

          (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

               SECTION 3.04 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

               SECTION 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) Financial Condition. The Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2003 and the related Consolidated Statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the Consolidated results of their operations and their Consolidated cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).

          (b) No Change. No event or circumstance since December 31, 2003 has occurred or is existing which has resulted in, or after giving effect to the reasonably projected outcome or effect thereof will result in, a Material Adverse Change.

          (c) Corporate Existence. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change.

          (d) Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder and has taken all necessary corporate action to authorize the Borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Borrowings hereunder or the transactions contemplated hereby or with the execution, delivery, performance, validity or enforceability of the Loan Documents except such as have been obtained or made and are in full force and effect. This Agreement has been, and each Note will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each Note when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          (e) No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate the certificate of incorporation, charter or by-laws of the Borrower or any Requirement of Law or Contractual Obligation of the Borrower or of any of its Principal Domestic Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any provision of its certificate of incorporation, charter or by-laws or any such Requirement of Law or Contractual Obligation.

          (f) No Material Litigation. No litigation, investigation or proceeding (including any Environmental Action) of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, overtly threatened by or against the Borrower or any of its Principal Domestic Subsidiaries or against any of its or their respective properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) except as set forth on Schedule IV, which after giving effect to the reasonably projected outcome or effect thereof, will result in a Material Adverse Change.

          (g) No Default. Neither the Borrower nor any of its Principal Domestic Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which has resulted in or, after giving effect to the reasonably projected outcome or effect thereof, will result in, a Material Adverse Change. No Default has occurred and is continuing.

          (h) Ownership of Property; Liens. Each of the Borrower and its Principal Domestic Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 5.02(b) except to the extent that the absence of such title or leasehold interest has not resulted in, and after giving effect to the reasonably projected outcome or effect thereof, will not result in, a Material Adverse Change.

          (i) Compliance with Law. The Borrower and each of its Principal Domestic Subsidiaries is in compliance with all Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith has not resulted in, and, after giving effect to the reasonably projected outcome or effect thereof, will not result in, a Material Adverse Change.

          (j) Taxes. Each of the Borrower and its Principal Domestic Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Principal Domestic Subsidiaries, as the case may be) and, to the knowledge of the Borrower, no tax Lien (other than a Lien for taxes that are not yet due and payable) has been filed, with respect to any such tax, fee or other charge which, in any case, has resulted in, or after giving effect to the reasonably projected outcome or effect thereof will result in, a Material Adverse Change.

          (k) Federal Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect and no proceeds of an Advance have been or will be used for any purpose which violates the provisions of the Regulations of such Board of Governors. At no time would the obligations of the Borrower hereunder or under the Notes be directly or “indirectly secured” by assets of the Borrower and its Consolidated Subsidiaries that are “margin stock” (pursuant to, and as such captioned terms are defined in, Section 221.2(g) of Regulation U), provided that in any event not more than 25% of the value of the assets of the Borrower and its Consolidated Subsidiaries subject to such arrangements shall be represented by such margin stock. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

          (l) ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) nor any other event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan which has resulted in or, after giving effect to the reasonably projected outcome or effect thereof, will result in, a Material Adverse Change.

          (m) Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or state statute or regulation which limits its ability to incur indebtedness of the type being incurred by it pursuant to this Agreement.

          (n) Subsidiaries. Set forth in Schedule II is a complete and accurate list showing all Subsidiaries (other than inactive Subsidiaries) existing as of the date of this Agreement, designating certain Subsidiaries as Principal Domestic Subsidiaries and showing the jurisdiction of incorporation of each Principal Domestic Subsidiary and the percentage of the outstanding shares of Capital Stock of such Subsidiaries owned (directly or indirectly) by the Borrower or any Subsidiary. All of the outstanding Capital Stock of each Principal Domestic Subsidiary has been validly issued, is fully paid and non-assessable and is owned by the Borrower or one or more of the Principal Domestic Subsidiaries free and clear of all Liens. Each Principal Domestic Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          (o) Purpose of Advances. The proceeds of the Advances shall be used by the Borrower for its general corporate purposes, including, without limitation, working capital and acquisitions.

          (p) Environmental Matters. Except as disclosed in the Borrower’s Annual Report on Form 10-K for fiscal year 2003, to the best knowledge of the Borrower, the Borrower and each Principal Domestic Subsidiary has complied with all applicable Environmental Laws, except for failures to comply which have not resulted in, and after giving effect to the reasonably projected outcome or effect thereof will not result in, a Material Adverse Change. Except as disclosed in the Borrower’s Annual Report on Form 10-K for fiscal year 2003 or on Schedule III, to the best knowledge of the Borrower, there are no events, conditions or circumstances involving the Borrower, any of its Principal Domestic Subsidiaries or any Subsidiaries of such Principal Domestic Subsidiaries with respect to management of any Hazardous Materials, environmental pollution or contamination or employee health or safety which have resulted in, or after giving effect to the reasonably projected outcome or effect thereof will result in, a Material Adverse Change.

          (q) Information. All written information provided by the Borrower to the Agent or any Lender in connection with this Agreement or the Loan Documents and the transactions contemplated hereby and thereby, at the date hereof or (if provided after the date hereof) at the date it was provided (i) in the case of any factual matter (excluding any such information referred to in paragraph (ii)), is true and accurate in all material respects and (ii) in the case of financial and business projections, budgets, pro forma data and forecasts (all of the foregoing being, together, “Projections”), contained therein, were prepared in good faith and on reasonable grounds (it being understood by the parties hereto that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given (without limiting any other provision of this Agreement or the Loan Documents) that any such Projections will be realized).

ARTICLE V

COVENANTS OF THE BORROWER

               SECTION 5.01 Affirmative Covenants . So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Financial Statements. Furnish to each Lender:

          (i) as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year and the related Consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

          (ii) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(b) Certificates; Other Information. Furnish to each Lender:

          (i) concurrently with the delivery of the financial statements referred to in Section 5.01(a)(i), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default relating to any accounting matter (including calculations demonstrating compliance with Section 5.02), except as specified in such certificate;

          (ii) concurrently with the delivery of the financial statements referred to in Sections 5.01(a)(i) and (ii), a certificate of a Responsible Officer stating that, to the best of such Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Notes to be observed, performed or satisfied by it (including calculations demonstrating compliance with Section 5.02), and that such Officer has obtained no knowledge of any Default except as specified in such certificate;

          (iii) within ten days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within ten days after the same are filed, copies of all financial statements and periodic financial reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

          (iv) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          (c) Payment of Taxes and Other Obligations. Pay, discharge or otherwise satisfy, in all material respects, and cause its Principal Domestic Subsidiaries to pay, discharge or otherwise satisfy, in all material respects (i) all material taxes, assessments and governmental charges or levies imposed on its property when due by it and (ii) at or before maturity or otherwise in accordance with reasonable business practices, all its material obligations of whatever nature; provided, that the Borrower or its Principal Domestic Subsidiaries, as the case may be, may contest its obligations in good faith by appropriate proceedings if it maintains reserves in conformity with GAAP with respect thereto.

          (d) Conduct of Business and Maintenance of Existence. Continue to engage in businesses of the same general types as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except that nothing in this Section 5.01(d) shall prevent (i) the Borrower from discontinuing any business if such discontinuance is, in the opinion of its Board of Directors, in the best interests of the Borrower and is not disadvantageous in any material respect to any Lender or the holder of any Note or (ii) the abandonment, modification or termination of rights, privileges and franchises of the Borrower, if such abandonment, modification or termination is, in the opinion of the Board of Directors, in the best interests of the Borrower and is not disadvantageous in any material respect to any Lender or the holder of any Note.

          (e) Compliance With Laws, etc. Use commercially reasonable efforts to comply, and to cause each Principal Domestic Subsidiary to comply, in all material respects with all Requirements of Law and Contractual Obligations except to the extent that failure to so comply would not, in the reasonable judgment of the Borrower, be expected to result in a Material Adverse Change, provided, however, that neither the Borrower nor any Principal Domestic Subsidiary shall be required to comply with any Requirements of Law or Contractual Obligations if the applicability or validity thereof shall currently be contested in good faith by appropriate proceedings.

          (f) Maintenance of Property; Insurance. Keep all Principal Properties in good working order and condition except that nothing in this Section 5.01(f) shall prevent the Borrower or any of its Principal Domestic Subsidiaries from discontinuing the operation and maintenance of any of its Principal Properties if such discontinuance is, in the opinion of the Board of Directors of the Borrower, in the best interest of the Borrower and is not disadvantageous in any material respect to any Lender or the holder of any Note; maintain, and cause each Principal Domestic Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all its property of a character usually insured by companies similarly situated and operating like properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried. The Borrower and any Principal Domestic Subsidiary may self-insure (which term shall include insurance by an affiliated insurance company) against any of the risks required to be insured against pursuant to this Section 5.01(f) so long as such self-insurance is not excessive in the light of self-insurance by companies similarly situated and operating like properties, provided, in the case of any insurance required by law, that such risk is permitted to be self-insured under applicable law and such self-insurance complies with applicable law.

          (g) Inspection of Property; Books and Records; Discussions. Keep, and cause each Principal Domestic Subsidiary to keep, proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit, and cause any Principal Domestic Subsidiary to permit, representatives of any Lender, at such Lender’s own expense, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and, after reasonable notice to the Borrower, to discuss the business, operations, properties and financial and other condition of the Borrower and its Principal Domestic Subsidiaries with officers and employees of the Borrower and its Principal Domestic Subsidiaries and with its independent certified public accountants.

          (h) Notices. Promptly give notice to the Agent and each Lender of:

          (i) the occurrence of any Default;

          (ii) any (A) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (B) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, unless in either case, the Borrower has determined that such event has not resulted in, or after giving effect to the reasonably projected outcome or effect thereof will not result in, a Material Adverse Change; and

          (iii) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (A) the occurrence or reasonably expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan which with respect to the events in clause (A) or (B), individually or in the aggregate, could reasonably be expected to involve an amount of $15,000,000 or more.

     Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

               SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Financial Condition Covenants.

          (i) EBITDA to Interest. Permit the ratio of Consolidated EBITDA to Consolidated interest expense of the Borrower and its Consolidated Subsidiaries during each period of four consecutive fiscal quarters to be less than 2.25:1.

          (ii) Indebtedness for Money Borrowed to Total Capitalization. Permit the ratio of Indebtedness for Money Borrowed of the Borrower and its Consolidated Subsidiaries (determined on a Consolidated basis in accordance with GAAP) to Total Capitalization at any time to be greater than 0.55:1.

(b) Limitation on Mortgages, Sale and Leaseback, etc.

          (i) The Borrower will not, nor will it permit any Principal Domestic Subsidiary to, (i) issue, assume or guarantee any Indebtedness for Money Borrowed, if such Indebtedness for Money Borrowed is secured by a Mortgage upon, or (ii) directly or indirectly secure any outstanding Indebtedness for Money Borrowed by a Mortgage upon, any Principal Property now owned or hereinafter acquired; provided, however, that the foregoing restriction shall not apply to the following:

          (A) Mortgages on any Principal Property acquired, constructed or improved by the Borrower or any Principal Domestic Subsidiary after the date of this Agreement which are created or assumed contemporaneously with, or within 90 days after, such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Agreement, or, in addition to Mortgages contemplated by clause (ii) below, Mortgages on any Principal Property existing at the time of acquisition thereof, provided, that in the case of any such acquisition, construction or improvement the Mortgage shall not apply to any property theretofore owned by the Borrower or any Principal Domestic Subsidiary, other than in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

          (B) Mortgages on any Principal Property owned by a Person which is merged with or into, or otherwise acquired by, the Borrower or a Principal Domestic Subsidiary;

          (C) Mortgages to secure Indebtedness for Money Borrowed of a Principal Domestic Subsidiary to the Borrower or to another Principal Domestic Subsidiary;

          (D) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (A) to (C), inclusive; provided, however, that the principal amount of Indebtedness for Money Borrowed secured thereby shall not exceed the principal amount of Indebtedness for Money Borrowed so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property); and

          (E) the issuance, assumption or guarantee of secured Indebtedness for Money Borrowed which would otherwise be subject to the foregoing restrictions of this subsection 5.02(b) in an aggregate amount which, together with all other such Indebtedness for Money Borrowed of the Borrower and its Principal Domestic Subsidiaries and the Attributable Debt in respect of Sale and Lease-Back Transactions (other than Sale and Lease-Back Transactions permitted because the Borrower would be entitled to incur Indebtedness for Money Borrowed secured by a Mortgage on the property to be leased pursuant to the provisions of this Section 5.02(b) and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with the limitations on Sale and Lease-Back Transactions set forth in Section 5.02(b)(ii) below) does not at the time exceed 10% of Consolidated Tangible Net Worth.

For the purposes of this Section 5.02(b), the following types of transactions, among others, shall not be deemed to create Indebtedness for Money Borrowed secured by a Mortgage:

          (A) Production Payments; and

          (B) Mortgages in favor of the United States of America, any of its territories or possessions, or any State thereof, or any department, agency, instrumentality or political subdivision of any thereof, or any department, agency or instrumentality of any such political subdivision, to secure partial progress, advance or other payments or obligations pursuant to any contract, statute or regulation or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages.

          (ii) The Borrower will not, nor will it permit any Principal Domestic Subsidiary to, enter into any Sale and Lease-Back Transaction, unless the proceeds of such sale or transfer are at least equal to the fair value (as determined by the Board of Directors) of such property and either (A) the Borrower or such Principal Domestic Subsidiary would be entitled to incur Indebtedness for Money Borrowed secured by a Mortgage on the property to be leased pursuant to this Section 5.02(b) or (B) the Borrower, in the event that on the effective date of such Sale and Lease-Back Transaction there is any Indebtedness for Money Borrowed of the Borrower or such Principal Domestic Subsidiary which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Indebtedness for Money Borrowed and which ranks prior to or on a parity with the Advances, covenants that it will apply an amount equal to the fair value (as determined by the Board of Directors) of the property so leased to the retirement, within 90 days of the effective date of any such Sale and Lease-Back Transaction, of such

Indebtedness for Money Borrowed; provided, however that the Borrower or any Principal Domestic Subsidiary may enter into any Sale and Lease-Back Transaction which would otherwise be subject to the foregoing restrictions of this Section 5.02(b)(ii) if the amount of the Attributable Debt in respect of such Sale and Lease-Back Transactions for such transaction, together with all Indebtedness for Money Borrowed of the Borrower and its Principal Domestic Subsidiaries secured by Mortgages upon Principal Properties and all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted because the Borrower would be entitled to incur Indebtedness for Money Borrowed secured by a Mortgage on the property to be leased and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with the clause (B) of this subsection), does not at the time exceed 10% of Consolidated Tangible Net Worth.

          (c) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or thereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of substantially all of its assets to, one or more other Subsidiaries of the Borrower, and any Subsidiary of the Borrower may merge into or dispose of substantially all or substantially all of its assets to the Borrower and one or more other Subsidiaries, (ii) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation and (iii) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of all or substantially all of its assets to, any Person so long as such merger or disposition does not (whether in one transaction or in a series of transactions) constitute a disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, provided, that, in the case of any merger or consolidation in accordance with clause (i) above in which a Principal Domestic Subsidiary merges or consolidates with any Subsidiary (other than another Principal Domestic Subsidiary) of the Borrower, such Principal Domestic Subsidiary is the surviving Person, and provided, further, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

ARTICLE VI

EVENTS OF DEFAULT

               SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Advance when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Advance, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower shall default in the observance or performance of any agreement contained in Section 5.02 (a) through (c) or (unless such default is capable of remedy and is remedied to the reasonable satisfaction of the Required Lenders with 30 days of such default) Section 5.01(d); or

          (d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof has been given to the Borrower in accordance with this Agreement; or

          (e) The Borrower or any of its Principal Domestic Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness for Money Borrowed (other than the Advances), beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness for Money Borrowed was created (except for any such payments on account of Indebtedness for Money Borrowed in an aggregate amount at any one time of up to $20,000,000); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Money Borrowed (except for any such Indebtedness in an aggregate principal amount at any one time of up to $20,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness for Money Borrowed (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness for Money Borrowed to become due prior to its stated maturity; or

          (f) (i) The Borrower or any of its Principal Domestic Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Principal Domestic Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Principal Domestic Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Principal Domestic Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Principal Domestic Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Principal Domestic Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has resulted in, or after giving effect to the reasonably projected outcome or effect thereof will result in, a Material Adverse Change; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Principal Domestic Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $30,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) This Agreement or any of the Notes shall, at any time while any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny that it has any or further liability or obligation under this Agreement or any of the Notes; or

          (j) (i) any Person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) shall have acquired beneficial ownership, directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12 month period were directors of the Borrower shall cease for any reason (other than death or disability) to constitute a majority of the Board of Directors of the Borrower (except to the extent that individuals who at the beginning of such 12 month period were replaced by individuals (x) elected by the remaining Board of Directors of the Borrower, or (y) nominated for election by the remaining members of the Board of Directors of the Borrower and thereafter elected as directors by shareholders of the Borrower), or (iii) any Person or group (as so defined) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in a Change of Control under clause (i) or (ii) above;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Revolving Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Revolving Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

               SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent for the benefit of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrower.

ARTICLE VII

THE AGENT

               SECTION 7.01 Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

               SECTION 7.02 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

               SECTION 7.03 Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

               SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

               SECTION 7.05 Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower and without limiting the Borrower’s reimbursement obligations hereunder) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

               (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

               (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.

               SECTION 7.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

               SECTION 7.07 Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” (other than Citibank, as Agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

               SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each affected Lender, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of such Lender or subject such Lender to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Advances of, or any fees or other amounts payable to, such Lender hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances of, or any fees or other amounts payable to, such Lender hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

               SECTION 8.02 Notices, Etc.. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at One North Central Avenue, Phoenix, Arizona 85004 , Attention: Treasurer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(a) and (b)(i), (ii) or (iii) shall be delivered to the Agent as specified in Section 8.02(b). All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

               (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(a) and (b)(i), (ii) or (iii) shall be delivered to the Agent in an electronic medium in a legible format by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, “e-Disclosure”, the Agent’s internet delivery system that is part of Fixed Income Direct, Global Fixed Income’s primary web portal, or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions (other than those that are attributable to the gross negligence or willful misconduct of the Agent or such Affiliate) in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

               (c) Each Lender agrees that (i) delivery by the Borrower of the Communications as provided in Section 8.02(b) shall constitute effective delivery by the Borrower of the materials required to be delivered pursuant to Section 5.01(a) and (b)(i), (ii) and (iii) and (ii) notice to such Lender (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery by the Agent of such Communications to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

               SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 8.04 Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including out-of-pocket printing, distribution and bank meetings), transportation, computer and duplication expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

               (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

               (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it shall actually incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

               (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

               SECTION 8.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

               SECTION 8.06 Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

               SECTION 8.07 Assignments and Participations         . (a) Each Lender may with the consent of the Borrower, the Agent and each Issuing Bank (which consent shall not be unreasonably withheld or delayed) and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.12 or 2.15 and only so long as no Default has occurred and is continuing) upon at least 5 Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Revolving Credit Advances owing to it, its participations in Letters of Credit and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $15,000,000 or an integral multiple of $5,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates or any other Lender or its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations (other than its obligations under Section 7.05 to the extent any claim thereunder relates to an event arising prior such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

               (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

               (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 8.08 Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking and having jurisdiction over such Lender.

          SECTION 8.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 8.11 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

               Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court.

          SECTION 8.12 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

          SECTION 8.13 Patriot Act. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower, to the extent commercially reasonable, shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

          SECTION 8.14 Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PHELPS DODGE CORPORATION

By
Title:

CITIBANK, N.A., as Agent

By
Title:

Initial Issuing Banks

Letter of Credit Commitment

$75,000,000	CITIBANK, N.A.

By
Title:

$75,000,000	JPMORGAN CHASE BANK

By
Title:

$150,000,000	THE BANK OF NOVA SCOTIA

By
Title:

By
Title:

$300,000,000 Total of the Letter of Credit Commitments

Revolving Credit Commitment

$125,000,000	CITIBANK, N.A.

By
Title:

Co-Syndication Agents

$85,000,000	THE BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By
Title:

$85,000,000	JPMORGAN CHASE BANK

By
Title:

$85,000,000	THE BANK OF NOVA SCOTIA

By
Title:

By
Title:

$85,000,000	WACHOVIA BANK, NATIONAL ASSOCIATION

By
Title:

$85,000,000	THE ROYAL BANK OF SCOTLAND PLC

By
Title:

$85,000,000	ABN AMRO BANK, N.V.

By
Title:

By
Title:

$85,000,000		MORGAN STANLEY BANK

By
Title:

Senior Managing Agents

$60,000,000		AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By
Title:

$60,000,000		KBC BANK, N.V.

By
Title:

$60,000,000		ROYAL BANK OF CANADA

By
Title:

$60,000,000		WELLS FARGO BANK NATIONAL ASSOCIATION

By
Title:

Lenders

$35,000,000		BANK OF AMERICA, N.A.

By
Title:

$35,000,000		CREDIT LYONNAIS NEW YORK BRANCH

By
Title:

$35,000,000		MIZUHO CORPORATE BANK, LTD.

By
Title:

$35,000,000	THE NORTHERN TRUST COMPANY

By
Title:

$1,100,000,000 Total of the Revolving Credit Commitments

SCHEDULE I
PHELPS DODGE CORPORATION
CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
ABN AMRO BANK, N.V.	208 South LaSalle Street	208 South LaSalle Street
	Suite 1500	Suite 1500
	Chicago, IL 60604	Chicago, IL 60604
	Attn: Kenneth Keck	Attn: Kenneth Keck
	F: 312 992-5111	F: 312 992-5111

AUSTRALIA AND NEW	1177 Avenue of the Americas	1177 Avenue of the Americas
ZEALAND BANKING	6th Floor	6th Floor
GROUP LIMITED	New York, NY 10036	New York, NY 10036
	Attn: Doreen Klingenbeck	Attn: Doreen Klingenbeck
	T: 212 801-9726	T: 212 801-9726
	F: 212 556-4839	F: 212 556-4839

BANK OF AMERICA, N.A.	1850 Gateway Blvd.	1850 Gateway Blvd.
	Mail Code CA4-706-05-11	Mail Code CA4-706-05-11
	Concord, CA 94520	Concord, CA 94520
	Attn: Cricket Kanouff	Attn: Cricket Kanouff
	T: 925 675-7845	T: 925 675-7845
	F: 925 969-2859	F: 925 969-2859

THE BANK OF NOVA	600 Peachtree Street N.E.	600 Peachtree Street N.E.
SCOTIA	Suite 2700	Suite 2700
	Atlanta, GA 30308	Atlanta, GA 30308
	Attn: E.S. Howard	Attn: E.S. Howard
	T: 404 877-1525	T: 404 877-1525
	F: 404 888-8998	F: 404 888-8998

BANK OF TOKYO-	c/o BTM Operations Office	c/o BTM Operations Office
MITSUBISHI TRUST	for the Americas	for the Americas
COMPANY	1251 Avenue of the Americas	1251 Avenue of the Americas
	12th Floor	12th Floor
	New York, NY 10020	New York, NY 10020
	Attn: Rolando Uy	Attn: Rolando Uy
	T: 201 413-8570	T: 201 413-8570
	F: 201 521-2305	F: 201 521-2305

CITIBANK, N.A.	Two Penns Way	Two Penns Way
	New Castle, DE 19720	New Castle, DE 19720
	Attn: Robert Partee	Attn: Robert Partee
	T: 302 894-6017	T: 302 894-6017
	F: 302 894-6120	F: 302 894-6120

2

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
CREDIT LYONNAIS NEW	1301 Avenue of the Americas	1301 Avenue of the Americas
YORK BRANCH	New York, NY 10019	New York, NY 10019
	Attn: Dawn Evans	Attn: Dawn Evans
	T: 212 261-7339	T: 212 261-7339
	F: 917 849-5467	F: 917 849-5467

JPMORGAN CHASE BANK	1111 Fannin Street, 10th Floor	1111 Fannin Street, 10th Floor
	Houston, TX 77002	Houston, TX 77002
	Attn: Andrew Perkins	Attn: Andrew Perkins
	T: 713 750-3510	T: 713 750-3510
	F: 713 750-2223	F: 713 750-2223

KBC BANK, N.V.	125 West 55th Street, 10th Floor	125 West 55th Street, 10th Floor
	New York, NY 10019	New York, NY 10019
	Attn: Rose Pagan/Robert Pacifici	Attn: Rose Pagan/Robert Pacifici
	T: 212 541-0657/0671	T: 212 541-0657/0671
	F: 212 956-5580/5581	F: 212 956-5580/5581

MIZUHO CORPORATE	Attn: Xujian Susan Huang	Attn: Xujian Susan Huang
BANK, LTD.	T: 201 626-9311	T: 201 626-9311
	F: 201 626-9935	F: 201 626-9935

MORGAN STANLEY BANK	2500 Lake Park Blvd., Suite 300C	2500 Lake Park Blvd., Suite 300C
	West Valley City, UT 84120	West Valley City, UT 84120
	Attn: Larry Benison/Min Jo	Attn: Larry Benison/Min Jo
	T: 212 537-1439/1382	T: 212 537-1439/1382
	F: 212 537-1867/1866	F: 212 537-1867/1866

THE NORTHERN TRUST	50 S. LaSalle	50 S. LaSalle
COMPANY	Chicago, IL 60675	Chicago, IL 60675
	Attn: Linda Honda	Attn: Linda Honda
	T: 312 444-3532	T: 312 444-3532
	F: 312 630-1566	F: 312 630-1566

ROYAL BANK OF CANADA	One Liberty Plaza	One Liberty Plaza
	4th Floor	4th Floor
	New York, NY 10006	New York, NY 10006
	Attn: Loans Administration	Attn: Loans Administration
	T: 212 428-6369	T: 212 428-6369
	F: 212 428-2372	F: 212 428-2372

THE ROYAL BANK OF	101 Park Avenue, 12th Floor	101 Park Avenue, 12th Floor
SCOTLAND PLC	New York, NY 10178	New York, NY 10178
	Attn: Punam Gambhir	Attn: Punam Gambhir
	T: 212 401-34	T: 212 401-34
	F: 212 401-13	F: 212 401-13

3

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
WACHOVIA BANK,	191 Peachtree Street	191 Peachtree Street
NATIONAL ASSOCIATION	Atlanta, GA 30303	Atlanta, GA 30303
	Attn: Fareed Ajani	Attn: Fareed Ajani
	T: 404 332-1157	T: 404 332-1157
	F: 404 332-4136	F: 404 332-4136

WELLS FARGO BANK	707 Wilshire Blvd., 16th Floor	707 Wilshire Blvd., 16th Floor
NATIONAL ASSOCIATION	MAC E2818-165	MAC E2818-165
	Los Angeles, CA 90017	Los Angeles, CA 90017
	Attn: Catherine M. Wallace	Attn: Catherine M. Wallace
	T: 213 614-4763	T: 213 614-4763
	F: 213 614-2569	F: 213 614-2569

SCHEDULE II

BORROWER AND ITS SUBSIDIARIES

PRINCIPAL DOMESTIC SUBSIDIARIES

	Percentage of Voting
	Stock held by
	Borrower and its	Jurisdiction of
Name	Associated Companies	Incorporation
Chino Mines Company	100%	Delaware
Climax Molybdenum Company	100%	Delaware
Columbian Chemicals Company	100%	Delaware
Phelps Dodge Industries, Inc.	100%	Delaware
Phelps Dodge Miami, Inc.	100%	Delaware
Phelps Dodge Morenci, Inc.	100%	Delaware
Phelps Dodge Refining Corporation	100%	New York
Phelps Dodge Sierrita, Inc.	100%	Delaware

SUBSIDIARIES
(OTHER THAN PRINCIPAL DOMESTIC SUBSIDIARIES)

Percentage of Voting
Stock held by
Borrower and its
Name	Associated Companies
AAV Corporation	100%
Ajo Improvement Company	100%
Alambres y Cables de Panama, S.A.	78.08%
Alambres y Cables Venezolanos, C.A.	100%
ALCAP Commercial, S.A.	73.42%
Amax Arizona, Inc.	100%
Amax de Chile, Inc.	100%
Amax Energy Inc.	100%
Amax Exploration (Ireland), Inc.	100%
Amax Exploration, Inc.	100%
Amax Metals Recovery, Inc.	100%
Amax Nickel Overseas Ventures, Inc.	100%

2

Percentage of Voting
Stock held by
Borrower and its
Name	Associated Companies
Amax Realty Development, Inc.	100%
Amax Research & Development, Inc.	100%
Amax Specialty Coppers Corporation	100%
Amax Specialty Metals (Driver), Inc.	100%
Amax Zinc (Newfoundland) Limited	100%
American Metal Climax, Inc.	100%
Ametalco, Inc.	100%
Ametalco Limited	100%
Arizona Community Investment Corporation	100%
Bisbee Queen Mining Company	65.90%
Blackwell Zinc Company, Inc.	100%
Byner Cattle Company	100%
Cables Electricos Ecuatorianos, C.A.	67.10%
Cahosa, S.A.	78.08%
Capital Gestao de Negocios Ltda.	100%
Cates Douglas Corporation	100%
Chino Acquisition Inc.	100%
CIS Venture Kazakstan, L.L.C.	100%
Climax Canada Ltd.	100%
Climax Engineered Materials, LLC	100%
Climax Molybdenum Asia Corporation	100%
Climax Molybdenum B.V.	100%
Climax Molybdenum GmbH	100%
Climax Molybdenum Marketing Corporation	100%
Climax Molybdenum U.K. Limited	100%
Cobre Cerrillos S.A.	100%
Cobre Mining Company	100%
Columbian Carbon Deutschland G.M.B.H.	100%
Columbian Carbon Europa S.R.L.	100%
Columbian Carbon International (France) S.A.	100%
Columbian Carbon Japan Ltd.	68%
Columbian Carbon Spain, S.A.	100%
Columbian Chemicals Brasil, S.A.	100%

3

Percentage of Voting
Stock held by
Borrower and its
Name	Associated Companies
Columbian Chemicals Canada, Ltd.	100%
Columbian Chemicals Europa, GmbH	100%
Columbian Chemicals Korea Co., Ltd.	85%
Columbian Holding Company	100%
Columbian International Chemicals Corporation	100%
Columbian International Trading Company	100%
Columbian Technology Company	100%
Columbian Tiszai Carbon Ltd.	100%
Columbian (U.K.) Limited (CUKL)	100%
Compania Contractual Minera Candelaria	80%
Compania Contractual Minera Ojos del Salado	100%
Conducen Phelps Dodge Centro America El Salvador, S.A. de C.V.	73.42%
CONDUCEN, S.A.	73.42%
Copper Market, Inc.	100%
Cyprus Amax Australia Corporation	100%
Cyprus Amax Chile Holdings, Inc.	100%
Cyprus Amax Finance Chile Corporation	100%
Cyprus Amax Finance Corporation	100%
Cyprus Amax Indonesia Corporation	100%
Cyprus Amax Leasing Corporation	100%
Cyprus Amax Minerals Company	100%
Cyprus Canada Inc.	100%
Cyprus Climax Metals Company	100%
Cyprus Copper Marketing Corporation	100%
Cyprus Copperstone Gold Corporation	100%
Cyprus El Abra Corporation	100%
Cyprus Exploration and Development Corporation	100%
Cyprus Gold Company	100%
Cyprus Gold Exploration Corporation	100%
Cyprus Metals Company	100%
Cyprus Metals Exploration Corporation	100%
Cyprus Mexico Corporation	100%
Cyprus Mines Corporation	100%

4

Percentage of Voting
Stock held by
Borrower and its
Name	Associated Companies
Cyprus Pima Mining Company	75.01%
Cyprus Pinos Altos Corporation	100%
Cyprus Speciality Metals Company	100%
Cyprus Tohono Corporation	100%
Cyprus Zinc Corporation	100%
Dodge & James Insurance Company, Ltd.	100%
Electroconductores de Honduras, S.A. de C.V.	59.39%
Exploration Enterprise India Private Limited	100%
Geomining L.L.P.	100%
Habirshaw Cable and Wire Corporation	100%
Inversiones de Cobre Chile Co., S.A.	100%
James Douglas Insurance Company, Ltd.	100%
Kumakata Mining Co., Inc.	100%
Lambunao Mining Co., Inc.	100%
Las Quintas Serenas Water Co.	59%
Macote Mining Co., Inc.	100%
Madagascar Mineral Investments Ltd.	100%
Makilala Mining Co., Inc.	100%
Malampay Mining Co., Inc.	100%
Malibato Mining Co., Inc.	100%
Mambusao Mining Co., Inc.	100%
Metal Fabricators of Zambia Limited	51%
Minera Aurex (Chile) Limitada	100%
Mineracao Floresta Doeste Ltda.	100%
Minera Cobre Chile Limitada	100%
Minera Cuicuilco S.A. de C.V.	100%
Minera Cyprus Amax Chile Limitada	100%
Minera Cyprus Antacori Corporation	100%
Minera Cyprus Chile Limitada	100%
Minera Las Clauditas, S.A.	85%
Minera Phelps Dodge del Peru S.A.	100%
Minera Phelps Dodge Mexico, S de RL de CV	100%
Mining Development Investments Ltd.	100%

5

Percentage of Voting
Stock held by
Borrower and its
Name	Associated Companies
Missouri Lead Smelting Company	100%
Mt. Emmons Mining Company	100%
North-West Minerals (Zambia) Ltd.	100%
Pacific Western Land Company	100%
PD Candelaria, Inc.	100%
PD Cobre, Inc.	100%
PD Colombia S.A.	73.42%
PDEP Inc.	100%
PD Indonesia Corporation	100%
PD Las Bambas Corporation	100%
PDM Energy, L.L.C.	100%
PD Ojos del Salado, Inc.	100%
PD Peru, Inc.	100%
PD Receivables LLC	100%
PD Rus LLC	100%
PD Russia, Inc.	100%
PD-Siam Rod Company Ltd.	65%
PDSMM Holding Ltd.	55%
PDSMM Sichuan L.P.	55%
PDTL Trading Company Limited	49%
PD Wire & Cable Sales Corporation	100%
Phelps Dodge Africa Cable Corporation	100%
Phelps Dodge Ajo, Inc.	100%
Phelps Dodge Australasia, Inc.	100%
Phelps Dodge Bagdad, Inc.	100%
Phelps Dodge Brasil Ltda.	100%
Phelps Dodge Centro America Honduras, S.A. de C.V.	73.42%
Phelps Dodge Chicago Rod, Inc.	100%
Phelps Dodge Chino, Inc.	100%
Phelps Dodge Chita, LLC	100%
Phelps Dodge Corporation of Canada, Limited	100%
Phelps Dodge Development Corporation	100%
Phelps Dodge do Brasil Mineracao Ltda	100%

6

Percentage of Voting
Stock held by
Borrower and its
Name	Associated Companies
Phelps Dodge Dublin	100%
Phelps Dodge Energy Services, LLC	100%
Phelps Dodge Enfield Corporation	100%
Phelps Dodge Exploracion Mexico, S.A. de C.V.	100%
Phelps Dodge Exploration Corporation	100%
Phelps Dodge Exploration Sweden AB	100%
Phelps Dodge Hidalgo, Inc.	100%
Phelps Dodge High Performance Conductors Japan Co., Ltd.	100%
Phelps Dodge High Performance Conductors of NJ, Inc.	100%
Phelps Dodge High Performance Conductors of SC & GA, Inc.	100%
Phelps Dodge Holdings Mexico, S.A. de C.V.	100%
Phelps Dodge International Corporation	100%
Phelps Dodge Madagascar S.A.R.L.	100%
Phelps Dodge Kamchatka, LLC	100%
Phelps Dodge Magnet Wire (Austria) GmbH	100%
Phelps Dodge Magnet Wire de Mexico, SA de CV	100%
Phelps Dodge Magnet Wire (Suzhou) Company, Ltd.	100%
Phelps Dodge Mercantile Company	100%
Phelps Dodge Mining Services, Inc.	100%
Phelps Dodge Mining (Zambia) Limited	100%
Phelps Dodge Molybdenum Corporation	100%
Phelps Dodge of Africa, Ltd.	100%
Phelps Dodge Overseas Capital Corporation	100%
Phelps Dodge Safford, Inc.	100%
Phelps Dodge Sales Company, Incorporated	100%
Phelps Dodge Suzhou Holdings, Inc.	100%
Phelps Dodge Thailand Limited	75.47%
Phelps Dodge Tyrone, Inc.	100%
Phelps Dodge Wire and Cable Holding de Mexico SA de CV	100%
Phelps Dodge Wire & Cable Trading Company de Mexico, SA de CV	100%
Phelps Dodge Yantai Cable Company	60%
Phelps Dodge Yantai China Holdings Inc.	66.67%
Proveedora de Cables y Alambres PDCA Guatemala, S.A.	73.42%

7

Percentage of Voting
Stock held by
Borrower and its
Name	Associated Companies
Pt Cyprus Amax Indonesia	100%
PT Kutaraja Tembaga Raya	56%
Savanna Development Co., Ltd.	100%
Servicios Especiales Nacionales, S.A. de C.V.	100%
Servicios Phelps Dodge Mexico, S.A. de C.V.	100%
Sevalco Limited	100%
Silver Springs Ranch, Inc.	100%
Sociedad Contractual Minera El Abra	51%
Sociedad Minera Cerro Verde S.A.	82.49%
Soner, Inc.	100%
South Danube Metals D.O.O.	100%
Tambuli Mining Co., Inc.	100%
The Morenci Water & Electric Company	100%
Tucson, Cornelia and Gila Bend Railroad Co.	100%
Tyrone Mining, LLC	100%
United States Metals Refining Company	100%
Warren Company	100%
Western Nuclear Australia Limited	100%
Western Nuclear, Inc.	100%

Schedule III – Environmental Representation

None

Schedule IV - Litigation

     I. We are a member of several trade associations that, from time to time, initiate legal proceedings challenging administrative regulations or court decisions that the membership considers to be improper and potentially adverse to their business interests. These legal proceedings are conducted in the name of the trade associations, and the members of the trade association are not parties, named or otherwise.

     II. Arizona water regulations, water rights adjudications and other related water cases.

     A. General Background. Arizona surface water law is based on the doctrine of prior appropriation (first in time, first in right). Surface water rights in Arizona are usufructuary rights, and as such the water right holder is granted only the right to use public waters for a statutorily defined beneficial use, at a designated location. Groundwater in Arizona is governed by the doctrine of reasonable use. Arizona has initiated two water rights adjudications in order to quantify and prioritize all of the surface water rights and water right claims to two of the state’s river systems and sources. Groundwater is not subject to the adjudication; however, wells may be adjudicated to the extent that they are found to produce or impact appropriable surface water. The two adjudication cases that could potentially impact Phelps Dodge’s surface water rights and claims (including some wells) are entitled “In Re The General Adjudication of All Rights to Use Water in the Little Colorado Water System and Source, Superior Court Case No. 6417 (Superior Court of Arizona, Apache County; petition filed on or about February 17, 1978),” and “In Re The General Adjudication of All Rights to Use Water in the Gila River System and Source, Superior Court, Case Nos. W-1 (Salt), W-2 (Verde), W-3 (Upper Gila); W-4 (San Pedro); Consolidated (Superior Court of Arizona, Maricopa County; petition filed on February 17, 1978).” The major parties in addition to Phelps Dodge in the Gila River Adjudication are: Gila Valley Irrigation District, the San Carlos Irrigation and Drainage District, the state of Arizona, the San Carlos Apache Tribe, the Gila River Indian Community, and the United States on behalf of those Tribes, on its own behalf and on the behalf of the White Mountain Apache Tribe, Ft. McDowell Mohave-Apache Indian Community, Salt River Pima-Maricopa Indian Community and the Payson Community of Yavapai Apache Indians. The major parties in addition to Phelps Dodge in the Little Colorado Adjudication are: the state of Arizona, the Salt River Project, Arizona Public Service Company, the Navajo Nation, the Hopi Indian Tribe, the San Juan Southern Paiute Tribe and the United States on behalf of those Indian Tribes, on its own behalf and on behalf of the White Mountain Apache Tribe.

     Phelps Dodge has four active operations in the state of Arizona: Morenci, Miami, Sierrita and Bagdad. Each operation requires water for mining and all related support facilities. With the exception of Bagdad, each operation is located in a watershed within an ongoing surface water adjudication. Each operation has sufficient water claims to cover its operational demands. In many instances, the water supply may come from a variety of possible sources. The potential impact of the surface water adjudications on each active operation is discussed below.

     B. Operations.

     Morenci. The Morenci operation is located in eastern Arizona. Morenci water is supplied by a combination of sources, including decreed surface water rights in the San Francisco River, Chase Creek and Eagle Creek drainages, groundwater from the Upper Eagle Creek wellfield, and Central Arizona Project (CAP) water leased from the San Carlos Apache Tribe and delivered to Morenci via exchange through the Black River Pump Station. Phelps Dodge has filed Statements of Claimants in the adjudication for each of its water sources for Morenci except the CAP water.

     Phelps Dodge’s decreed water rights are subject to the Gila River Adjudication and potentially could be impacted. Although the purpose of the adjudication is to determine only surface water rights, wells such as those in the Eagle Creek wellfield may be subject to the Gila River Adjudication, but only to

2

the extent those wells may be determined to capture or impact appropriable surface water. The CAP water provided via exchange is not subject to any state adjudication process. The CAP lease became effective as of January 1, 1999, and has a 50-year term.

     Miami. The Miami operation obtains water from a number of sources in the Salt River watershed. Statements of Claimants have been filed in connection with these water sources, each of which is subject to the adjudication and could be potentially impacted. Miami currently holds a CAP subcontract, although CAP water is not currently used at the operation. CAP water is not subject to adjudication; however, an exchange agreement will need to be negotiated in order to deliver this water to Miami.

     Sierrita. The Sierrita operation is located in the Santa Cruz River watershed. The water for the operation is groundwater. The wells that supply the water may be subject to the Gila River Adjudication only to the extent that such wells are determined to be pumping or impacting appropriable surface water. Phelps Dodge has filed Statements of Claimants in the adjudication for these water sources in case any are later determined to produce or impact appropriable surface water. In 1980, the Arizona legislature enacted the Arizona Groundwater Code (Code). The Code established Active Management Areas (AMA’s) in several groundwater basins, including the Santa Cruz Groundwater Basin. The groundwater at this operation is subject to regulation under the Tucson AMA.

     Bagdad. The Bagdad operation is located in the Bill Williams River watershed. The water supply includes claims to both surface water and groundwater. There is not an active adjudication proceeding in this watershed; however, the legal precedent set in the active adjudications regarding the determination of whether water pumped from wells is treated as surface water or groundwater may impact the use of water from some wells.

     C. Other Arizona Mining Properties. The potential impact of the ongoing adjudication on other mining properties is discussed below.

     Safford. Water for the planned future operation at Safford may come from a combination of sources. Wells that supply groundwater may be used and those wells will be subject to the adjudication only to the extent that such wells are determined to be pumping or impacting appropriable surface water. CAP water may also be considered for use at the operation some time in the future. CAP water is not subject to adjudication; however, an exchange agreement will need to be negotiated in order to deliver the water. The implementation of such an exchange will require approval of the Globe Equity Court as well as environmental reviews and related agency approvals.

     Ajo. The potential water supply for Ajo is groundwater. The wells that supply the water may be subject to the Gila River Adjudication to the extent that such wells are determined to be pumping or impacting appropriable surface water. Phelps Dodge has filed a Statement of Claimant in the adjudication for these water sources in case any are later determined to produce or impact appropriable surface water.

     Bisbee. The potential water supply for Bisbee is groundwater. The wells that supply the water may be subject to the Gila River Adjudication to the extent that such wells are determined to be pumping or impacting appropriable surface water. Phelps Dodge has filed a Statement of Claimant in the adjudication for these water sources in case any are later determined to produce or impact appropriable surface water.

     D. Water Settlements.

     1. Gila River Indian Community Water Settlement.

     On May 4, 1998, Phelps Dodge executed a settlement agreement with the Gila River Indian Community (the Community) that resolves the issues between Phelps Dodge and the Community pertinent to the Gila River Adjudication. Since that time, comprehensive settlement negotiations with users all along the Gila River have been initiated. Phelps Dodge’s settlement

3

with the Community is now included in the comprehensive settlement. This settlement is subject to the approval of the Secretary of the Interior and the passage of federal legislation.

     2. San Carlos Apache Tribe.

     In 1997, issues of dispute arose between Phelps Dodge and the San Carlos Apache Tribe (the Tribe) regarding Phelps Dodge’s use and occupancy of the Black River Pump Station, which delivers water to the Morenci operation. In May 1997, Phelps Dodge reached an agreement with the Tribe, and subsequently federal legislation (Pub. L. No. 105-18, 5003, 111 stat. 158, 181-87) was adopted. The legislation prescribes arrangements intended to ensure a future supply of water for the Morenci mining complex in exchange for certain payments by Phelps Dodge. The legislation does not address any potential claims by the Tribe relating to Phelps Dodge’s historical occupancy and operation of Phelps Dodge facilities on the Tribe’s Reservation, but does require that any such claims be brought, if at all, exclusively in federal district court. As of this writing, no such claims have been filed.

     The 1997 legislation required that the Company and the Tribe enter a lease for the delivery of CAP water through the Black River Pump Station to Morenci on or before December 31, 1998. In the event a lease was not signed, the legislation expressly provided that the legislation would become the lease. On January 24, 2002, a lease between the San Carlos Apache Tribe, Phelps Dodge and the United States was executed (effective as of January 1, 1999) in accordance with that legislation. On the same date, and in accordance with the legislation, an Exchange Agreement between the San Carlos Apache Tribe, the United States and the Salt River Project Water User’s Association was executed and subsequently approved by Phelps Dodge. Since that date, CAP water has been delivered to Morenci. Phelps Dodge has not reached a settlement with the Tribe on general water issues and Phelps Dodge water claims within the Gila River Adjudication are still subject to litigation with the Tribe and other parties.

     3. Salt River Pima-Maricopa Indian Community.

     The Salt River Pima-Maricopa Indian Community, Salt River Valley Water Users’ Association, the principal Salt River Valley Cities, the state of Arizona and others have negotiated a settlement among themselves for the Verde and Salt River system. The settlement has been approved by Congress, the President and the Arizona Superior Court. Under the settlement, the Salt River Pima-Maricopa Indian Community waived all water claims it has against all other water claimants (including Phelps Dodge) in Arizona.

     4. Fort McDowell Mohave-Apache Indian Community.

     The Fort McDowell Mohave-Apache Indian Community, Salt River Valley Water Users’ Association, the principal Salt River Valley Cities, the state of Arizona and others have negotiated a settlement as among themselves for the Verde River system. This settlement has been approved by Congress, the President and the Arizona Superior Court. Under this settlement, the Fort McDowell Mohave-Apache Indian Community waived all water claims it has against all other water claimants (including Phelps Dodge) in Arizona.

     E. Other Related Cases. The following proceedings involving water rights adjudications are pending in the U.S. District Court of Arizona:

     (i) On June 29, 1988, the Gila River Indian Community filed a complaint-in-intervention in United States v. Gila Valley Irrigation District, et al., and Globe Equity No. 59 (D. Ariz.). The underlying action was initiated by the United States in 1925 to determine conflicting claims to water rights in certain portions of the Gila River watershed. Although Phelps Dodge was named and served as a defendant in that action, Phelps Dodge was dismissed without prejudice as

4

a defendant in March 1935. In June 1935, the Court entered a decree setting forth the water rights of numerous parties, but not Phelps Dodge’s. The Court retained, and still has, jurisdiction of the case. The complaint-in-intervention does not name Phelps Dodge as a defendant; however, it does name the Gila Valley Irrigation District as a defendant. Therefore, the complaint-in-intervention could affect the approximately 3,000 acre-feet of water that Phelps Dodge has the right to divert annually from Eagle Creek, Chase Creek or the San Francisco River pursuant to Phelps Dodge’s decreed rights and an agreement between Phelps Dodge and the Gila Valley Irrigation District.

     During 1998, Phelps Dodge purchased farmlands with associated water rights that are the subject of this litigation. As a result, Phelps Dodge has been named and served as a party in this case. The lands and associated water rights are not currently used in connection with any Phelps Dodge mining operation.

     Phelps Dodge’s Miami operation (formerly named Cyprus Miami Mining Corporation) was named and served as a defendant in this action in 1989. These proceedings may affect water rights associated with former Cyprus Miami lands in the Gila River watershed.

     (ii) Prior to January 1, 1983, various Indian tribes filed several suits in the U.S. District Court for the District of Arizona claiming prior and paramount rights to use waters, which at present are being used by many water users, including Phelps Dodge, and claiming damages for prior use in derogation of their allegedly paramount rights. These federal proceedings have been stayed pending state court adjudication.

     (iii) Cyprus Sierrita Corporation’s predecessor in interest was a defendant in United States, et al. v. City of Tucson, et al., No. CIV 75-39 (D. Ariz.). This is a consolidation of several actions seeking a declaration of the rights of the United States, the Papago Indian Tribe (now known as the Tohono O’odham Nation), and individual allottees of the Tohono O’odham Nation, to surface water and groundwater in the Santa Cruz River watershed; damages from the defendants’ use of surface water and groundwater from the watershed in derogation of those rights; and injunctive relief. Congress in 1982 enacted the Southern Arizona Water Rights Settlement Act, which was intended to resolve the water right claims of the Tohono O’odham Nation and its member allottees relating to the San Xavier Reservation and the Schuk Toak District of the Sells Papago Reservation. The allottees contested the validity of the Act and contended that the Court could not dismiss the litigation without their consent. This prompted additional litigation, and eventually culminated in settlement negotiations. The Court suspended most aspects of the litigation to enable the parties to negotiate a settlement with the allottees. The Court’s recent attention has been devoted to the composition of appropriate classes of allottees and identification of class representatives, so that any settlement that is reached would bind the allottees. It is anticipated that a settlement and authorizing legislation would conclude all litigation on behalf of the Tohono O’odham Nation, its allottee members, and the United States as Trustee for the nation and its allottee members, relating to water rights. As of this writing, however, a settlement has not been reached. The outcome of this dispute could impact water right claims associated with the acquired Cyprus operations at Sierrita, and miscellaneous former Cyprus land holdings in the Santa Cruz River watershed.

     III. The Company entered into a Consent Decree in December 2000 with the Connecticut Department of Environmental Protection (CDEP) regarding purported violations of state air emissions limitations associated with the Phelps Dodge Norwich rod mill in Norwich, Connecticut. Under the terms of the Consent Decree, the Company agreed to pay a penalty of $0.5 million, fund a supplemental environmental project to be administered by CDEP, test the rod mill’s newly installed state-of-the-art air pollution control equipment, and perform a study on environmental impacts near the rod mill and whether they may require remediation. CDEP has accepted the completion of the first three requirements identified above. The Company submitted the required environmental study to CDEP on July 2, 2002.

5

     IV. On October 1, 1997, the U.S. Environmental Protection Agency (EPA) issued a Notice of Violation (NOV) to Cyprus Amax’s (now the Company’s) Sierrita operations in southeastern Arizona. The NOV alleged certain emission standards and permitting violations associated with the molybdenum roasting facility at Sierrita. On September 6, 2000, EPA also issued an NOV to Phelps Dodge Sierrita for alleged violations of Prevention of Significant Deterioration permitting requirements, and New Source Performance Standards under the federal Clean Air Act. No action has been filed at this time, and the Company has asserted defenses to the NOVs in its response to EPA. EPA and the Company have entered into a series of agreements tolling the running of the statute of limitations on certain of the alleged violations while the parties attempt to negotiate a settlement of the issues raised in the NOVs.

     V. The Pinal Creek site was listed under the Arizona Department of Environmental Quality’s Water Quality Assurance Revolving Fund program in 1989 for contamination in the shallow alluvial aquifers within the Pinal Creek drainage near Miami, Arizona. Since that time, environmental remediation has been performed by members of the Pinal Creek Group (PCG), comprising Phelps Dodge Miami, Inc. (a wholly owned subsidiary of the Company) and two other companies. In 1998, the District Court approved a Consent Decree between the PCG members and the state of Arizona resolving all matters related to an enforcement action contemplated by the state of Arizona against the PCG members with respect to the groundwater matter. The Consent Decree committed Phelps Dodge Miami, Inc. and the other PCG members to complete the remediation work outlined in the Consent Decree. That work continues at this time pursuant to the Consent Decree and consistent with the National Contingency Plan prepared by EPA under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).

     Phelps Dodge Miami, Inc. and the other members of the PCG are pursuing contribution litigation against three other parties involved with the site. At least two of the three defendants now have admitted direct liability as responsible parties. The first phase of the case has been assigned a trial date in August 2004. Phelps Dodge Miami, Inc. also asserted claims against certain past insurance carriers. As of November 2002, all of the carriers have settled or had their liability adjudicated. One carrier has appealed the judgment against it.

     In addition, a dispute between one dissenting PCG member and Phelps Dodge Miami, Inc. and the other PCG member was filed in Superior Court in 2002. The litigation seeks a declaratory judgment on the dissenting member’s contract liability under the PCG agreement. Trial for this matter is scheduled for mid-2004.

     Approximately $113 million remained in the Company’s Pinal Creek remediation reserve at December 31, 2003. While significant recoveries may be achieved in the contribution litigation, the Company cannot reasonably estimate the amount and, therefore, has not taken potential recoveries into consideration in the recorded reserve.

     VI. The Company’s wholly owned subsidiary, Cyprus Amax Minerals Company (Cyprus), is the plaintiff in an action entitled Cyprus Amax Minerals Company v. Asarco Incorporated, 99 Civ. 11198 (LMM), which was filed on November 9, 1999, in the U.S. District Court for the Southern District of New York. The action arises out of the merger agreement between Cyprus and Asarco dated as of July 15, 1999 (the merger agreement). The complaint alleges, among other things, that Asarco breached the merger agreement and a subsequent agreement by soliciting an alternative takeover proposal for Asarco from another company. Cyprus seeks, among other things, compensatory damages of not less than $90 million. Asarco filed an answer to the complaint on November 30, 1999. On April 10, 2001, Asarco filed an amended answer and counterclaims against Cyprus and the Company for recovery of a $30 million termination fee paid to the Company in October 1999 and for other unspecified damages related to the bidding process for Asarco.

     Discovery in this action concluded in July 2003. On September 12, 2003, in accordance with an Order of the Court, Cyprus served Asarco with a First Amended Complaint that, among other things, incorporates additional factual allegations based on information learned during discovery and asserts new

6

causes of action against Asarco. On September 26, 2003, Asarco served Cyprus with an answer to the First Amended Complaint that, among other things, omits all of the counterclaims previously asserted by Asarco against Cyprus and the Company. On October 10, 2003, the parties entered into a Stipulation in which Asarco formally dismissed with prejudice all counterclaims previously asserted against Cyprus and the Company, and on October 17, 2003, that Stipulation was so ordered by the Court. Asarco moved for summary judgment with respect to the First Amended Complaint on November 10, 2003, and that motion is currently pending. The Court has not yet set a date for the trial of this action.

     VII. On May 30, 2001, the U.S. Department of Justice (DOJ) notified the Company of alleged violations of the Clean Water Act at the United Verde Mine. A Consent Decree was entered in the U.S. District Court for the District of Arizona on November 20, 2003, resolving these allegations. The Consent Decree specifies the terms for settlement of the Clean Water Act claims, under which the Company will undertake certain improvement and reclamation projects. The Company also paid a civil penalty of $220,142.

     VIII. On October 18, 2002, the Mining and Minerals Division (MMD) of the New Mexico Energy, Minerals and Natural Resources Department issued NOVs under the New Mexico Mining Act Rules (NMMAR) to Chino Mines Company (Chino), Phelps Dodge Tyrone, Inc. (Tyrone) and Cobre Mining Company (Cobre). The NOVs allege that Chino, Tyrone and Cobre failed to obtain approval of closeout plans as required by NMMAR by October 1, 2002. A closeout plan under NMMAR consists of a plan for reclamation of a mining operation following cessation of operations and financial assurance sufficient for MMD to complete the closeout plan if the operator defaults. The NOVs would have established schedules requiring that the alleged violations be abated by April 20, 2003, for Chino, June 30, 2003, for Cobre and September 30, 2003, for Tyrone. The NOVs did not assess civil penalties, but reserved the right to assess penalties in the future in accordance with the penalty assessment procedures in NMMAR. The NOVs further stated that if the alleged violations were not abated by the dates set in the NOVs, MMD would issue “cessation orders” in accordance with NMMAR requiring that mining operations cease until the alleged violation is abated. On November 1, 2002, Chino, Tyrone and Cobre each filed Petitions for Review (Petitions) of the NOVs with the New Mexico Mining Commission (Commission). The Petitions contended that closeout plan approval was not possible by October 1, 2002, because of delays by the New Mexico Environment Department (NMED) in issuing discharge permits for closure and issuing determinations that the closeout plans for Chino, Tyrone and Cobre are expected to achieve compliance with environmental standards, including compliance with water quality standards. The Petitions requested that the NOVs be vacated or, in the alternative, that different dates be set for abatement of the alleged violations which allow a reasonable period of time after NMED issues its discharge permits to obtain approval of the closeout plans. The Commission held a public hearing on December 13-14, 2002, on the Petitions. The Commission upheld the NOVs but modified the period for abatement for each mine to run from the dates when NMED issues the discharge permits for closure for the mines. Under the modified NOVs, Chino, Cobre and Tyrone will have seven, nine and 12 months, respectively, after NMED issues their closure permits to obtain approval of their closeout plans.

     NMED issued Chino’s closure permit on February 24, 2003. Since the closure permit was issued, Chino has engaged in discussions to resolve the amount and form of financial assurance required by NMED and MMD and the details of the closeout plan approval by MMD. To allow additional time to finalize applicable documentation and to hold a public hearing as required under the Mining Act, MMD issued orders extending the deadline for Chino’s closeout plan approval to December 19, 2003. MMD approved Chino’s closeout plan on December 18, 2003. Chino’s closure permit has been appealed by third parties to the Water Quality Control Commission (WQCC). Chino filed a motion to dismiss the appeal due to the failure to follow required procedures, which was granted by the WQCC. The WQCC’s decision has been appealed to the New Mexico Court of Appeals.

     NMED issued Tyrone’s closure permit on April 8, 2003, and Tyrone’s deadline for closeout plan approval is April 8, 2004. As a result of agreements on financial assurance announced in May and October 2003, a framework for financial assurance for Tyrone has been established. This arrangement is subject to public comment. Tyrone and one other party have appealed certain portions of the closure permit and a

7

hearing before the WQCC on those appeals was completed on November 13, 2003. A decision by the WQCC is not expected until mid-April 2004.

     On April 12, 2004, MMD approved a closeout plan for Tyron, and MMD and NMED approved Tyrone’s financial assurance agreement.

     Cobre has not yet received its NMED closure permit. Its deadline for closeout plan approval will be nine months from the date the NMED permit is issued.

     IX. Since approximately 1990, Phelps Dodge or its subsidiaries have been named as a defendant in a number of product liability or premises lawsuits brought by electricians and other skilled tradesmen or contractors claiming injury from exposure to asbestos found in limited lines of electrical wire products produced or marketed many years ago, or from asbestos at certain Phelps Dodge properties. Phelps Dodge presently believes its liability, if any, in these matters will not have a material adverse effect, either individually or in the aggregate, upon its business, financial condition, liquidity, results of operations or cash flow. There can be no assurance, however, that future developments will not alter this conclusion.

     X. On September 30, 2002, Columbian Chemicals Company, a subsidiary of the Company, received an administrative complaint from EPA for alleged violations of the Clean Air Act at its El Dorado, Arkansas, carbon black plant. Columbian Chemicals Company and EPA are conducting settlement discussions in an effort to resolve the matter informally.

     XI. On November 7, 2002, the United Kingdom Environment Agency (Agency) issued an enforcement notice to Columbian Chemicals Company’s Sevalco plant in the United Kingdom. This notice followed Sevalco’s disclosure to the Agency in October 2002 that Sevalco had discovered irregularities in its effluent discharge reports, and requires the plant to implement procedures to ensure that discharges satisfy permit limits and are properly reported. Columbian Chemicals Company is cooperating with the Agency while the Agency continues its investigation of this matter.

     XII. In November 2002, Columbian Chemicals Company was contacted by U.S. and European antitrust authorities regarding a joint investigation they initiated into alleged price fixing in the carbon black industry. European antitrust authorities reviewed documents at three of Columbian Chemicals’ facilities in Europe, and U.S. authorities contacted Columbian Chemicals’ headquarters in Marietta, Georgia.

     XIII. The Company and Columbian Chemicals Company, together with several other companies, were named as defendants in an action entitled Technical Industries, Inc. v. Cabot Corporation, et al., filed on January 30, 2003, in the U.S. District Court in Boston, Massachusetts, and 14 other actions filed in four U.S. district courts, on behalf of a purported class of all individuals or entities who purchased carbon black directly from the defendants since January 1999. The Judicial Panel on Multidistrict Litigation, consolidated all of these actions in the U.S. District Court for the District of Massachusetts under the caption In re Carbon Black Antitrust Litigation. The consolidated complaint filed in these actions by the plaintiffs has dropped the Company as a defendant. The consolidated complaint, which alleges that the defendants fixed the prices of carbon black and engaged in other unlawful activities in violation of the U.S. antitrust laws, seeks treble damages in an unspecified amount and attorneys’ fees. The Company and Columbian Chemicals Company, together with several other companies, have also been named as defendants in an action entitled Level Construction, Inc. v. Cabot Corporation, et al., filed in Superior Court of the state of California for the County of San Francisco and eight other actions filed in California Superior Courts on behalf of a purported class of indirect purchasers of carbon black in the state of California from as early as November 1998 to the present. The complaints allege similar claims by indirect purchasers under California state law and seek treble damages in an unspecified amount and attorneys’ fees. These complaints have been consolidated in the Superior Court of the State of California for the County of San Francisco under the caption Carbon Black Cases. The consolidated complaint filed in three actions by the plaintiffs has dropped the Company as a defendant. Similar class actions have been filed in state courts in North Carolina, Florida, Kansas, New Jersey, South Dakota and Tennessee on behalf of indirect purchases

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of carbon black in those and six other states alleging violations of state antitrust and deceptive trade practices laws. Columbian has also received a demand for relief on behalf of indirect purchasers in Massachusetts, but no lawsuit has been filed. The Company believes the claims are without merit and intends to defend the lawsuits vigorously.

     XIV. In November 2002, EPA issued a unilateral administrative order (UAO) under CERCLA to the Company’s wholly owned subsidiary, Western Nuclear, Inc., and two other companies, Kerr McGee Corporation and Fremont Lumber Company (collectively, the PRPs) requiring the companies to perform certain remedial DESIGN (RD) AND REMEDIAL ACTION (RA) WORK AT THE WHITE KING/LUCKY LAss Uranium Mines site near Lakeview, Oregon. The PRPs do not believe the UAO was lawfully issued because EPA failed to recognize the joint responsibility of the U.S. government under applicable laws and to perform non-discretionary duties to ensure federal government responsibility for remediating the site prior to issuance of the UAO. The PRPs notified the EPA of their intent to sue and obtain, among other things, a judicial determination of the illegality of the UAO.

     The PRPs voluntarily commenced and undertook the RD work (but not RA work) required by the UAO, and advised the EPA of their position and progress. From January 2003 through July 2003, the PRPs and EPA exchanged letters expressing their respective positions concerning the validity of the UAO. On July 31, 2003, the EPA rejected the PRPs’ position, notifying them that penalties are accruing for the alleged violations of the UAO and that the purported penalties through the end of July 2003 total approximately $5.2 million.

     On September 19, 2003, the PRPs served a complaint on the Acting Administrator of the EPA, which seeks to have the federal district court of Oregon declare the UAO unlawful for failure to comply with the requirement under CERCLA to ensure federal government participation in remedying the site. Fremont Lumber Company, et al. v. Horinko, No. 03-CV-1073-AS (D. Ore). On December 15, 2003, EPA answered the complaint and denied the PRPs’ allegations of non-compliance with CERCLA. On January 12, 2004, EPA filed a complaint against the PRPs seeking to enforce the PRPs’ compliance with the UAO and to recover administrative penalties and response costs incurred at the site. On February 26, 2004, an order was entered staying the cases of the PRPs and EPA pending the outcome of mediation intended to settle all outstanding issues.

EXHIBIT A-1 — FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$__________________	Dated:_____________, 200_

      FOR VALUE RECEIVED, the undersigned, Phelps Dodge Corporation, a New York corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of              (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of April 20, 2004 among the Borrower, the Lender and certain other lenders parties thereto, Citigroup Global Markets Inc., as sole arranger and book manager, JPMorgan Chase Bank, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi, Ltd., Wachovia Bank, National Association, The Royal Bank of Scotland plc, ABN AMRO Bank, N.V. and Morgan Stanley Bank, as co-syndication agents, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

      The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

      Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

      This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

PHELPS DODGE CORPORATION

By

Title:

By

Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

EXHIBIT A-2 - FORM OF
COMPETITIVE BID
PROMISSORY NOTE

U.S.$	Dated:	, 200

                    FOR VALUE RECEIVED, the undersigned, Phelps Dodge Corporation, a New York corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of             (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement dated as of April 20, 2004 among the Borrower, the Lender and certain other lenders parties thereto, Citigroup Global Markets Inc., as sole arranger and book manager, JPMorgan Chase Bank, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi, Ltd., Wachovia Bank, National Association and The Royal Bank of Scotland plc, ABN AMRO Bank, N.V. and Morgan Stanley Bank, as co-syndication agents, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)), on             , 200      , the principal amount of U.S.$            ].

                    The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

                    Interest Rate:             % per annum (calculated on the basis of a year of             days for the actual number of days elapsed).

                    Both principal and interest are payable in lawful money of             to Citibank, as agent, for the account of the Lender at the office of             , at             in same day funds.

                    This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

                    The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                    This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

PHELPS DODGE CORPORATION

By
Title:

By
Title:

EXHIBIT B-1 - FORM OF NOTICE OF
REVOLVING CREDIT BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

         [Date]

                    Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

                    The undersigned, Phelps Dodge Corporation, refers to the Credit Agreement, dated as of April 20, 2004 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Citigroup Global Markets Inc., as sole arranger and book manager, JPMorgan Chase Bank, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi, Ltd., Wachovia Bank, National Association and The Royal Bank of Scotland plc, ABN AMRO Bank, N.V. and Morgan Stanley Bank, as co-syndication agents, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

          (i) The Business Day of the Proposed Revolving Credit Borrowing is             , 200      .

          (ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

          (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $            .

          [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is             month[s].]

                    The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

          (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection (b) or (f)(ii) thereof) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

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          (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

PHELPS DODGE CORPORATION

By
Title:

EXHIBIT B-2 - FORM OF NOTICE OF
COMPETITIVE BID BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

         [Date]

                    Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

                    The undersigned, Phelps Dodge Corporation, refers to the Credit Agreement, dated as of April 20, 2004 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Citigroup Global Markets Inc., as sole arranger and book manager, JPMorgan Chase Bank, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi, Ltd., Wachovia Bank, National Association and The Royal Bank of Scotland plc, ABN AMRO Bank, N.V. and Morgan Stanley Bank, as co-syndication agents, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive Bid Borrowing

(B)	Amount of Competitive Bid Borrowing

(C)	[Maturity Date] [Interest Period]

(D)	Interest Rate Basis

(E)	Interest Payment Date(s)

(F)

                    The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

          (a) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection (b) or (f)(ii) thereof) are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

          (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

          (c) the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

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                    The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

Very truly yours,

PHELPS DODGE CORPORATION

By
Title:

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

                    Reference is made to the Credit Agreement dated as of April 20, 2004 (as amended or modified from time to time, the “Credit Agreement”) among Phelps Dodge Corporation, a New York corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Citigroup Global Markets Inc., as sole arranger and book manager, JPMorgan Chase Bank, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi, Ltd., Wachovia Bank, National Association and The Royal Bank of Scotland plc, ABN AMRO Bank, N.V. and Morgan Stanley Bank, as co-syndication agents, and Citibank, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                    The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

                    1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under [the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes)] [the Letter of Credit Facility] equal to the percentage interest specified on Schedule 1 hereto of [all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes)] [such Assignor’s Unissued Letter of Credit Commitment]. After giving effect to such sale and assignment, the Assignee’s [Revolving Credit Commitment and the amount of the Revolving Credit Advances], Letter of Credit Commitment] owing to the Assignee will be as set forth on Schedule 1 hereto.

                    2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note, if any, held by the Assignor [and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto.

                    3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the

2

Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement.

                    4. Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower for acceptance and then to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

                    5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                    6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

                    7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

                    8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

                    IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	%

[Assignee’s Revolving Credit Commitment:	$

Aggregate outstanding principal amount of
Revolving Credit Advances assigned:	$

Principal amount of Revolving Credit Note payable to Assignee:	$

Principal amount of Revolving Credit Note payable to Assignor:	$ ]

[Assignee’s Letter of Credit Commitment:	$ ]

Effective Date*:	, 200_

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

4

[NAME OF ASSIGNOR], as Assignor

By	Title:
Dated: _______________, 200_

[NAME OF ASSIGNEE], as Assignee

By	Title:
Dated: _______________, 200_

Domestic Lending Office: [Address]

Eurodollar Lending Office: [Address]

Accepted and Approved this
__________ day of _______________, 200_

CITIBANK, N.A., as Agent

By
Title:

Approved this __________ day
of _______________, 200_

PHELPS DODGE CORPORATION

By
Title:

5

EXHIBIT D - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

April __, 2004

To Citibank, N.A., as Agent, and each of
the Lenders Listed on Schedule A Hereto

Ladies and Gentlemen:

                    We have acted as counsel to Phelps Dodge Corporation, a New York corporation (the “Borrower”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of April    , 2004 (the “Credit Agreement”), among the Borrower, the Lenders parties thereto, the arranger, the book manager and the syndication agents named therein and Citibank, N.A., as administrative agent for the Lenders (the “Agent”).

                    This opinion is delivered to you pursuant to subsection 3.01(h)(iv)(B) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

                    In connection with this opinion, we have examined (i) executed copies of the Revolving Credit Notes and the Credit Agreement and (ii) all other certificates, instruments or documents that have been executed and delivered to you by the Borrower in connection therewith. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such records of the Borrower and its Subsidiaries, certificates of officers of the Borrower and its Subsidiaries, certificates and letters of public officials, and other agreements, instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed.

                    In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures, (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies, and (d) the due authorization, execution and delivery of the Revolving Credit Notes by the Borrower and the Credit Agreement by the Borrower, the Agent and the Lenders.

                         Based upon the foregoing, we are of the opinion that:

                    1. No consent, approval or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority of the United States or the State of New York is required for the due execution, delivery or performance by the Borrower of the Credit Agreement and the Revolving Credit Notes, except consents, authorizations, filings, notices and other acts which have been obtained or made.

                    2. Each of the Credit Agreement and the Revolving Credit Notes constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto and (B) no opinion is expressed with respect to Section 2.16 (Sharing of Payments) of the Credit Agreement insofar as such section provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation.

                         3. The execution, delivery and performance by the Borrower of the Credit Agreement and the Revolving Credit Notes and compliance by it with the terms and provisions thereof, will not violate any United States Federal or New York State law known to us to be applicable to the Borrower (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System).

                         No person other than you is entitled to rely on this opinion without our express written consent, provided that you may provide a copy of this opinion to bank regulatory agencies and permitted assigns of your Commitments and Revolving Credit Notes. The opinions expressed herein are limited to the laws of the State of New York and the Federal laws of the United States which, in our experience, are generally applicable to transactions of this type. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect.

           Very truly yours,

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Schedule A

Citibank, N.A.
Bank of Tokyo-Mitsubishi, Ltd.
JPMorgan Chase Bank
The Bank of Nova Scotia
Wachovia Bank, N.A.
The Royal Bank of Scotland Plc
ABN Amro Bank, N.V.
Morgan Stanley Bank
Australia and New Zealand Banking Group Limited
KBC Bank, N.V.
Royal Bank of Canada
Wells Fargo Bank, National Association
Bank of America, N.A.
Credit Lyonnais, New York Branch
Mizuho Corporate Bank, Ltd.
The Northern Trust Company

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